EXHIBIT 5.1
[ORACLE LETTERHEAD]
September 24, 2008
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Ladies and Gentlemen:
     I am a Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 24, 2008, in connection with the registration under the Securities Act of 1933, as amended, of 32,960 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of May 12, 2008, (the “AdminServer Merger Agreement”), by and among the Company, Acorn Acquisition Corporation, AdminServer, Inc. (“AdminServer”) and the representative of the equityholders of AdminServer. Pursuant to the AdminServer Merger Agreement, the Company assumed outstanding equity awards of AdminServer under the AdminServer 2003 Stock Option Plan, as amended (the “Plan”).
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,
/s/ Brady Mickelsen

Brady Mickelsen
Vice President, Associate General Counsel & Assistant Secretary